Exhibit 99.1

 ABAXIS ANNOUNCES DISTRIBUTOR CHANGES AND ANTICIPATED IMPACT ON THIRD QUARTER
                                     RESULTS

     UNION CITY, Calif., Dec. 15 /PRNewswire-FirstCall/ -- Abaxis, Inc. (Nasdaq:
ABAX), a medical products company manufacturing point-of-care blood analysis systems, announced today that it has terminated its relationship with VEDCO, a warehousing cooperative for member distributors who sell Abaxis products to their respective customers. This action was taken to provide Abaxis with greater visibility to manage its business based on individual distributor sales forecasts, and to offer realistic price incentives based on actual distributor sales volumes.

     Clint Severson, chairman and CEO of Abaxis, commented, "We want to thank VEDCO for their contributions in helping to build the Abaxis veterinary business. Over the years of working with VEDCO to initiate accountability for consistent performance and growth at the individual member distributor level, it became evident that this was not possible with the current arrangement. Therefore, we decided to terminate our relationship with the cooperative and negotiate agreements with the individual members. Although this action will impact our revenues and net income for the current quarter, we believe that this realignment of our distribution channel is in the best interest of Abaxis going forward."

     The Company estimates that this one time realignment will account for a revenue shortfall for the current quarter of approximately $1.8 million to $2.1 million, causing total revenues for the quarter to be in the range of $10.5 million to $12.0 million, with earnings in the range of $0.02 to $0.04 per share.

     Currently, Abaxis has successfully negotiated direct distributor agreements with VEDCO members Merritt Veterinary Supply and Miller Veterinary Supply. Abaxis is currently working with its other U.S. based regional and national distributors, which includes American Veterinary Supply Corp., DVM Resources, Henry Schein, IVESCO, TradeWinds Trading Company, and Western Veterinary Supply to expand their sales and services to support the customers currently served by other VEDCO distributors.

     The Company will host a conference call at 5:00 p.m. ET Wednesday, December 15, 2004. Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast that can be found at www.abaxis.com. A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 2947252, through December 20, 2004.

     About Abaxis
     ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic disks, called rotors or reagent discs that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood using either venous or fingerstick samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory.

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     Special Note Regarding Forward-Looking Statements
     This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to quarter three net product sales and earnings per shares estimates as a result of ending our relationship with VEDCO, the market acceptance of the Company's products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks involved in carrying of inventory, risks from unexpected problems or delays in the Company's manufacturing facility, risks associated with the ability to attract and retain competent sales personnel, general market conditions, competition, risks and uncertainties related to its ability to raise capital in order to fund its operations and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

SOURCE  Abaxis, Inc.
     -0-                            12/15/2004
     /CONTACT: Clint Severson, Chief Executive Officer of ABAXIS, Inc., +1-510-675-6500; or Joe Dorame, Joe Diaz, Robert Blum of RCG Capital Markets Group, +1-480-675-0400, for ABAXIS, Inc./
     /Web site:  http://www.abaxis.com /
     (ABAX)